Exhibit (a)(1)(E)

Offer to Purchase
Warrants to Acquire Class A Ordinary Shares
of
Marti Technologies, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, AT THE END OF THE DAY ON DECEMBER 19, 2023,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase and Consent Solicitation dated November 21, 2023 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by Marti Technologies, Inc. (formerly known as Galata Acquisition Corp.), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Marti” or the “Company”), to holders of (a) 7,187,489 outstanding publicly traded warrants to purchase common shares which were publicly issued and sold as part of the units in the initial public offering of the Company on July 13, 2021 (the “IPO”), with each such whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 7,250,000 outstanding warrants to purchase Class A ordinary shares which were privately issued and sold in connection with the IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended, with each such whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”), and offers the opportunity to receive, upon the terms and subject to the conditions of the Offer, $0.10 in cash, without interest (the “Offer Purchase Price”), in exchange for each Warrant tendered.

As part of the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from the holders of the Warrants to amend the Warrant Agreement, dated as of July 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant for $0.07 in cash, without interest (the “Redemption Price”), which Redemption Price is 30% less than the Offer Purchase Price (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants, as it relates to the Public Warrants, and at least a majority of the outstanding Private Warrants, as it relates to the Private Warrants, is required to approve the Warrant Amendment. Holders of the Warrants who desire to tender their Warrants pursuant to the Offer are required to consent to the Warrant Amendment. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer to Purchase.

Parties representing approximately 26% of the outstanding Public Warrants and 95% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional 24% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation and the Warrant Amendment is adopted, the Company intends to issue a notice of redemption to redeem the remaining outstanding Warrants as provided in the Warrant Agreement as soon as possible after the consummation of the Offer, which would result in the holders of any remaining outstanding Warrants receiving approximately 30% less cash than if they had tendered their Warrants in the Offer.

The Offer is open for all outstanding Public Warrants and all outstanding Private Warrants.

All tenders must be in proper form as described in Section 2 of the Offer to Purchase to be valid.

We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to tender Warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Warrants we hold for your account upon the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Warrants for the Offer Purchase Price, as indicated in the attached Instruction Form.

2.	The Offer is subject to certain conditions set forth in the Offer to Purchase under Section 10.

3.	The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of the day on December 19, 2023, unless Marti extends the Offer period.

4.	The Offer is for up to 7,187,489 Public Warrants, constituting 100% of the Company’s outstanding Public Warrants as of November 21, 2023, and up to 7,250,000 Private Warrants, constituting 100% of the Company’s outstanding Private Warrants as of November 21, 2023.

5.	Tendering Warrant holders who are registered Warrant holders or who tender their Warrants directly to Continental Stock Transfer & Trust Company, as the Depositary, will not be obligated to pay any brokerage commissions or fees, or solicitation fees, except as set forth in the Offer to Purchase and the Letter of Transmittal and Consent.

If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of the day on December 19, 2023, unless the Offer period is extended.

The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent and is being made to all record holders of the Public Warrants and Private Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants or Private Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company, its Board of Directors, nor the Depositary, the Information Agent or Dealer Manager (each as defined in the Offer to Purchase) or any other person makes any recommendation to Warrant holders as to whether to tender or refrain from tendering their Warrants. Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender. In doing so, Warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the Letter of Transmittal and Consent, including the purposes and effects of the Offer.

It is the Company’s current intent not to conduct another tender offer to purchase the Warrants. However, the Company reserves the right to do so in the future, including by redemption of the Public Warrants if and when the Company is permitted to do so pursuant to the terms of the Public Warrants and by redemption of the Private Warrants if and when the Company is permitted to do so pursuant to the terms of the Private Warrants.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase
Outstanding Warrants to Acquire Class A Ordinary Shares
of
Marti Technologies, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and Consent Solicitation dated November 21, 2023 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Marti” or the “Company”), to holders of (a) 7,187,489 outstanding publicly traded warrants to purchase Class A ordinary shares which were publicly issued and sold as part of the units in the initial public offering of the Company on July 13, 2021 (the “IPO”), with each such whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 7,250,000 outstanding warrants to purchase Class A ordinary shares which were privately issued and sold in connection with the IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended, with each such whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”), and offers the opportunity to receive, upon the terms and subject to the conditions of the Offer, $0.10 in cash, without interest, in exchange for each Warrant tendered.

The undersigned hereby instruct(s) you to tender to the Company the number of Warrants indicated below for the account of the undersigned, on the terms and subject to the conditions of the Offer.

This Instruction Form will instruct you to tender to the Company the number of Warrants indicated below which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:_________________WARRANTS

The method of delivery of this document is at the election and risk of the tendering Warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:	________________________ Signature(s): _______________________________________________
Print Name(s):
Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: